SCP Pool Corporation

Craig K. Hubbard
Chief Financial Officer
985.801.5117
www.scppool.com

SCP POOL CORPORATION ANNOUNCES ACQUISITIONS

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COVINGTON, La. (September 18, 2003) – SCP Pool Corporation (“POOL” or the “Company”) (Nasdaq/NM:POOL) today announced that it has entered into a definitive agreement to purchase substantially all of the assets of Litehouse Products, Inc.’s distribution division, with a closing scheduled for September 30, 2003. Litehouse Products, Inc. (“Litehouse”) currently operates a distribution division that sells in the Ohio, Pennsylvania and Michigan markets. Litehouse’s primary business is the retail sale of swimming pool and other leisure products through 27 stores. “This acquisition establishes a strong presence for us in northern Ohio and adjacent markets while providing Litehouse the opportunity to focus its financial and human resources on its growing pool and leisure products retail business,” commented Manuel Perez de la Mesa, President and CEO of POOL.

Also announced today were two recently completed international acquisitions. POOL acquired Sud Ouest Filtration (SOFI), a distributor of swimming pool products operating one service center in Bordeaux, France. The SOFI acquisition represents POOL’s fourth location in France with market presence now expanded to the southwest part of that country. POOL also acquired Mepasa Albercas, a swimming pool distributor in Cuernavaca, Mexico. The Cuernavaca service center, located approximately 45 minutes outside Mexico City, is POOL’s first location in Latin America. “These two acquisitions further our expansion in the rapidly growing international swimming pool business,” said Perez de la Mesa.

These three acquisitions represented over $40 million in sales in 2002 and are expected to be accretive in 2004 and beyond.

SCP Pool Corporation is the world’s largest wholesale distributor of swimming pool supplies and related products. Through 194 service centers in North America and Europe, the Company distributes more than 60,000 national brand and private label products to over 45,000 customers. For more information, please visit the Company’s website at www.scppool.com.

This news release includes “forward-looking” statements that include risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in the Company’s 2002 Form 10-K filed with the Securities and Exchange Commission.